Exhibit 1.1

Leiner Merger Corporation

$150,000,000 11% Senior Subordinated Notes due 2012

PURCHASE AGREEMENT

May 24, 2004

New York, New York

UBS Securities LLC

Credit Suisse First Boston LLC

Morgan Stanley & Co. Incorporated

c/o UBS Securities LLC

299 Park Avenue

New York, New York 10171

Ladies and Gentlemen:

1. Issuance of Notes. Leiner Merger Corporation, a Delaware corporation (“Mergeco”), proposes to issue and sell to UBS Securities LLC (the “Representative”) and Credit Suisse First Boston LLC and Morgan Stanley & Co. Incorporated (together with the Representative, the “Initial Purchasers”) $150,000,000 aggregate principal amount of 11% Senior Subordinated Notes due 2012 (the “Original Notes”). As part of the Recapitalization (as defined below) of Leiner Health Products Inc., a Delaware corporation (the “Company”), Mergeco will be merged with and into the Company, with the Company as the surviving entity (the “Merger”). The Securities will be issued pursuant to an indenture (the “Indenture”), to be dated the Closing Date (as defined herein), by and between Mergeco and U.S. Bank National Association, as trustee (the “Trustee”). The Company will succeed to Mergeco’s obligations under the Original Notes and the Indenture by operation of law and such obligations will be, jointly and severally, unconditionally guaranteed (the “Guarantees”), on a senior subordinated basis, by both of Leiner Health Services Corp., a Delaware corporation, and Leiner Health Products, LLC, a Delaware limited liability company, upon consummation of the Merger as described in Section 18 hereof (collectively, the “Guarantors,” and, together with Mergeco, the “Issuers”) pursuant to a supplemental indenture (the “Supplemental Indenture”) to be dated as of the Closing Date by and among the Company, the Guarantors and the Trustee. The Original Notes and the Guarantees are referred to herein as the “Securities.”

The Securities will be offered and sold to the Initial Purchasers pursuant to an exemption from the registration requirements under the Securities Act of 1933, as amended (the “Act”). The Issuers have prepared a preliminary offering memorandum, dated as of May 10, 2004 (the “Preliminary Offering Memorandum”), and a final offering memorandum dated as of the date hereof (the “Offering Memorandum”) relating to the Issuers and the Securities.

The Initial Purchasers have advised the Issuers that the Initial Purchasers intend, as soon as they deem practicable after this Purchase Agreement (this “Agreement”) has been executed and delivered, to resell (the “Exempt Resales”) the Securities in private sales exempt from registration under the Act on the terms set forth in the Offering Memorandum, as amended or supplemented, solely to (i) persons whom the Initial Purchasers reasonably believe to be “qualified institutional buyers” (“QIBs”), as defined in Rule 144A under the Act (“Rule 144A”), in accordance with Rule 144A and (ii) other eligible purchasers pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Act (“Regulation S”) in accordance with Regulations S (the persons specified in clauses (i) and (ii), the “Eligible Purchasers”).

Holders (including subsequent transferees) of the Securities will have the registration rights under the registration rights agreement together with the Joinder Agreement (as defined below) (the “Registration Rights Agreement”), between the Issuers and the Initial Purchasers, to be dated the Closing Date, substantially in the form attached hereto as Exhibit A. Under the Registration Rights Agreement and the Joinder Agreement (as defined below), the Issuers will agree to (i) file with the Securities and Exchange Commission (the “Commission”) (a) a registration statement under the Act (the “Exchange Offer Registration Statement”) relating to a new issue of debt securities (collectively with the Private Exchange Notes (as defined in the Registration Rights Agreement), the “Exchange Notes” and, together with the Original Notes, the “Notes”), guaranteed by the guarantors under the Indenture, to be offered in exchange for the Original Notes and the Guarantees thereof (the “Exchange Offer”) and issued under the Indenture or an indenture substantially identical to the Indenture and/or (b) under certain circumstances set forth in the Registration Rights Agreement, a shelf registration statement pursuant to Rule 415 under the Act (the “Shelf Registration Statement” relating to the resale by certain holders of the Original Notes and the Guarantees thereof, (ii) to use its reasonable best efforts to cause the Exchange Offer Registration Statement and, if applicable, the Shelf Registration Statement to be declared effective and (iii) to consummate the Exchange Offer, all within the time periods specified in the Registration Rights Agreement.

The Securities are being offered and sold by the Issuers in connection with the recapitalization of the Company (the “Recapitalization”) pursuant to that certain Recapitalization Agreement and Plan of Merger, dated as of April 15, 2004, among Mergeco and the Company, as amended to the date hereof (together with all other documents related to the Recapitalization, the “Recapitalization Documents”). In connection with the Recapitalization, (i) affiliates of Golden Gate Private Equity, Inc. and North Castle Partners III-A, L.P. and its affiliate will make a cash equity investment in Mergeco (the “Equity Financing”), (ii) members of management will roll over existing equity of the Company (the “Management Rollover”), (iii) the Company will enter into a new $290,000,000 senior secured credit facility (together with all other documents related to such facility, the “Credit Documents”) with UBS AG, Stamford Branch, as administrative agent and the lenders party thereto, (iv) certain existing indebtedness of the Company and the Subsidiaries will be repaid (the “Refinancing”) and (v) each stockholder of the Company following the Merger will exchange (the “Share Exchange”) its equity interests in the Company for identical equity interests in LHP Holding Corp., a newly formed Delaware corporation (“Holdings”), all as described in the Offering Memorandum.

This Agreement, the Joinder Agreement, the Notes, the Guarantees, the Indenture, the Supplemental Indenture and the Registration Rights Agreement are hereinafter sometimes referred to collectively as the “Note Documents.” The Note Documents, the Recapitalization Documents and the Credit Documents are hereinafter sometimes referred to collectively as the “Transaction Documents.” The issuance and sale of the Securities, the Recapitalization, the Equity Financing, the Management

Rollover, the effectiveness of the Credit Documents and the initial borrowings thereunder and the Refinancing are collectively referred to as the “Transactions.”

Immediately following the Merger, each of the Issuers shall enter into the Joinder Agreement, substantially in the form of Exhibit B (the “Joinder Agreement”) pursuant to which each Issuer will observe and perform all of the rights, obligations and liabilities of an Issuer as provided in this Agreement and the Registration Rights Agreement as if it were an original signatory hereto.

2. Agreements to Sell and Purchase. On the basis of the representations, warranties and covenants contained in this Agreement and subject to the terms and conditions contained in this Agreement, Mergeco agrees to issue and sell to the Initial Purchasers, and on the basis of the representations, warranties and covenants contained in this Agreement, and subject to the terms and conditions contained in this Agreement, each of the Initial Purchasers, severally and not jointly, agrees to purchase from Mergeco, the aggregate principal amount of the Securities set forth opposite its name on Schedule I attached hereto. The purchase price for the Securities shall be 97.25% of their principal amount.

3. Delivery and Payment. Delivery of, and payment of the purchase price for, the Securities shall be made at 10:00 a.m., New York time, on May 27, 2004 (such date and time, the “Closing Date”) at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022. The Closing Date and the location of delivery of and the form of payment for the Securities may be varied by mutual agreement between the Initial Purchasers and the Company.

The Securities shall be delivered by Mergeco to the Initial Purchasers (or as the Initial Purchasers direct) through the facilities of The Depository Trust Company against payment by the Initial Purchasers of the purchase price therefor by means of wire transfer of immediately available funds to such account or accounts specified by the Company in accordance with Section 8(h) on or prior to the Closing Date, or by such means as the parties hereto shall agree prior to the Closing Date. The Securities shall be evidenced by one or more certificates in global form registered in such names as the Initial Purchasers may request upon at least one business day’s notice prior to the Closing Date and having an aggregate principal amount corresponding to the aggregate principal amount of the Securities.

4. Agreements of Mergeco and the Issuers. Mergeco and, subject to Section 18 hereof, the Issuers, jointly and severally, covenant and agree with the Initial Purchasers as follows:

(a) To furnish the Initial Purchasers and those persons identified by the Initial Purchasers, without charge, with as many copies of the Preliminary Offering Memorandum and the Offering Memorandum, and any amendments or supplements thereto, as the Initial Purchasers may reasonably request. The Issuers consent to the use of the Preliminary Offering Memorandum and the Offering Memorandum, and any amendments and supplements thereto, by the Initial Purchasers in connection with Exempt Resales in accordance with the terms of this Agreement.

(b) Not to make any changes or additions to the information contained in the Offering Memorandum from the corresponding information contained in the Preliminary

Offering Memorandum other than (i) changes to reflect pricing information with respect to the Securities and (ii) such other changes and additions as to which the Representative shall have consented, which consent shall not be unreasonably withheld. Not to amend or supplement the Offering Memorandum prior to the Closing Date unless the Initial Purchasers shall previously have been advised of such proposed amendment or supplement at least two business days prior to the proposed use, and shall not have objected to such amendment or supplement prior to such proposed use.

(c) If, prior to the time that the Initial Purchasers have completed their distribution of the Securities, any event shall occur that, in the judgment of the Issuers or in the judgment of counsel to the Initial Purchasers, makes any statement of a material fact in the Offering Memorandum, as then amended or supplemented, untrue or that requires the making of any additions to or changes in the Offering Memorandum in order to make the statements in the Offering Memorandum, as then amended or supplemented, in the light of the circumstances under which they are made, not misleading, or if it is necessary to amend or supplement the Offering Memorandum to comply with all applicable laws, the Issuers shall promptly notify the Initial Purchasers of such event and (subject to Section 4(b)) prepare an appropriate amendment or supplement to the Offering Memorandum so that (i) the statements in the Offering Memorandum, as amended or supplemented, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances at the time that the Offering Memorandum is delivered to prospective Eligible Purchasers, not misleading and (ii) the Offering Memorandum will comply with applicable law.

(d) To qualify or register the Securities under the securities laws of such jurisdictions as the Initial Purchasers may request and to continue such qualification in effect so long as required for the Exempt Resales. Notwithstanding the foregoing, no Issuer shall be required to qualify as a foreign corporation in any jurisdiction in which it is not so qualified or to execute a general consent to service of process in any such jurisdiction or subject itself to taxation in excess of a nominal dollar amount in any such jurisdiction where it is not then so subject.

(e) To advise the Initial Purchasers promptly, and if requested by the Initial Purchasers, to confirm such advice in writing, of the issuance by any securities commission of any stop order suspending the qualification or exemption from qualification of any of the Securities for offering or sale in any jurisdiction, or the initiation of any proceeding for such purpose by any securities commission or other regulatory authority. The Issuers shall use their reasonable best efforts to prevent the issuance of any stop order or order suspending the qualification or exemption of any of the Securities under any securities laws, and if at any time any securities commission or other regulatory authority shall issue an order suspending the qualification or exemption of any of the Securities under any securities laws, the Issuers shall use their reasonable best efforts to obtain the withdrawal or lifting of such order at the earliest possible time.

(f) Whether or not the transactions contemplated by this Agreement are consummated, to pay all costs, expenses, fees and disbursements (including fees and disbursements of counsel and accountants for the Issuers) incurred and stamp, documentary or similar taxes incident to and in connection with: (i) the preparation, printing and distribution of the Preliminary Offering Memorandum and the Offering Memorandum and any amendments and supplements thereto (but not, however, the legal fees and expenses of counsel to the Initial Purchasers incurred in connection with the foregoing, except as provided in Section 11(d)), (ii) all expenses (including travel expenses) of the Issuers in connection with any meetings with prospective investors in the Securities and one half the cost of any aircraft chartered in connection with the road show (the other half to be paid by the Initial Purchasers), (iii) the preparation, notarization (if necessary) and delivery of the Note Documents and all other agreements, memoranda, correspondence and documents prepared and delivered in connection with this Agreement and with the Exempt Resales (but not, however, the legal fees and expenses of counsel to the Initial Purchasers incurred in connection with the foregoing, except as provided in Section 11(d)), (iv) the issuance, transfer and delivery of the Securities by the Issuers to the Initial Purchasers, (v) the qualification or registration of the Securities for offer and sale under the securities laws of the several states of the United States or provinces of Canada (including, without limitation, the cost of printing and mailing preliminary and final Blue Sky or legal investment memoranda and reasonable fees and disbursements of counsel (including local counsel) to the Initial Purchasers relating thereto), (vi) the application for quotation of the Securities in The Portal Market (“Portal”) of the National Association of Securities Dealers, Inc. (“NASD”), (vii) the inclusion of the Securities in the book-entry system of The Depository Trust Company (“DTC”), (viii) the rating of the Securities by rating agencies, (ix) the fees and expenses of the Trustee and its counsel and (x) the performance by the Company of its other obligations under the Note Documents.

(g) To use the proceeds from the sale of the Original Notes, the Equity Financing and initial borrowings under the Credit Agreement in the manner described in the Offering Memorandum under the caption “Use of proceeds.”

(h) To do and perform all things required to be done and performed under this Agreement by them prior to or after the Closing Date and to satisfy all conditions precedent on their part to the delivery of the Securities.

(i) Not to, and not to permit any Subsidiary to, sell, offer for sale or solicit offers to buy any security (as defined in the Act) that would be integrated with the sale of the Securities in a manner that would require the registration under the Act of the sale of the Securities to the Initial Purchasers or any Eligible Purchasers.

(j) Not to, and to cause its affiliates (as defined in Rule 144 under the Act) not to, resell any of the Securities that have been reacquired by any of them if following such resale, the Securities would constitute restricted securities (as defined in Rule 144 under the Act) following such resale.

(k) Not to engage, not to allow any Subsidiary to engage, and to cause its other affiliates that it controls and any person acting on their behalf (other than, in any case, the Initial Purchasers and any of their affiliates, as to whom the Company makes no covenant) not to engage, in any form of general solicitation or general advertising (within the meaning of

Regulation D under the Act) in connection with any offer or sale of the Securities in the United States.

(l) Not to engage, not to allow any Subsidiary to engage, and to cause their other affiliates and any person acting on their behalf (other than, in any case, the Initial Purchasers and any of their affiliates, as to whom the Company makes no covenant) not to engage, in any directed selling effort with respect to the Securities, and to comply with the offering restrictions requirement of Regulation S. Terms used in this paragraph have the meanings given to them by Regulation S.

(m) From and after the Closing Date, for so long as any of the Securities remain outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Act and during any period in which the Company is not subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to make available upon request the information required by Rule 144A(d)(4) under the Act to (i) any holder or beneficial owner of Securities in connection with any sale of such Securities and (ii) any prospective purchaser of such Securities from any such holder or beneficial owner designated by the holder or beneficial owner. The Company will pay the expenses of preparing, printing and distributing such documents.

(n) To comply with their obligations under the Registration Rights Agreement.

(o) To comply with their obligations under the letter of representations to DTC relating to the approval of the Securities by DTC for “book-entry” transfer and to use their best efforts to obtain approval of the Securities by DTC for “book-entry” transfer.

(p) Prior to the Closing Date, to furnish without charge to the Initial Purchasers, (i) as soon as they have been prepared by the Company, a copy of any regularly prepared internal financial statements of the Company and the Subsidiaries for any period subsequent to the period covered by the financial statements appearing in the Offering Memorandum, (ii) all other reports and other communications (financial or otherwise) that the Company mails or otherwise makes available to its security holders and (iii) such other information as the Initial Purchasers shall reasonably request.

(q) Not to, and not to permit any of its affiliates or anyone acting on its or its affiliates’ behalf to (other than the Initial Purchasers and their affiliates, as to whom Mergeco and the Issuers make no covenant), distribute prior to the Closing Date any offering material in connection with the offer and sale of the Securities other than the Preliminary Offering Memorandum and the Offering Memorandum.

(r) During the period of two years after the Closing Date or, if earlier, until such time as the Securities are no longer restricted securities (as defined in Rule 144 under the Act), not to be or become a closed-end investment company required to be registered, but not registered, under the Investment Company Act of 1940.

(s) In connection with the offering, until the Initial Purchasers shall have notified the Company of the completion of the distribution of the Securities, not to, and not to permit any of its affiliates (as such term is defined in Rule 501(b) of Regulation D under the Act) to, either alone or with one or more other persons, bid for or purchase for any account in which it or any of its affiliates has a beneficial interest, for the purpose of creating actual or apparent active trading in, or of raising the price of, the Securities.

(t) To use its reasonable best efforts to effect the inclusion of the Securities in Portal.

(u) During the period from the date hereof through and including the date that is 90 days after the date hereof, without the prior written consent of the Representative, offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by the Issuers and having a tenor of more than one year.

(v) Immediately following the issuance of the Securities, the Company and Mergeco shall file a certificate of merger with the Secretary of State of Delaware giving effect to the Merger.

5. Representations and Warranties. (a) Mergeco and, subject to Section 18 hereof, each of the Issuers, jointly and severally, represent and warrant to the Initial Purchasers that:

(i) The Preliminary Offering Memorandum and the Offering Memorandum, and each amendment or supplement thereto, if any, have been prepared for use in connection with the Exempt Resales. None of the Preliminary Offering Memorandum, the Offering Memorandum or any supplement or amendment thereto contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Mergeco and the Issuers make no representation or warranty with respect to information relating to the Initial Purchasers contained in or omitted from the Preliminary Offering Memorandum or the Offering Memorandum or any supplement or amendment thereto in reliance upon and in conformity with information furnished to the Company in writing by or on behalf of any Initial Purchaser through the Representative expressly for inclusion in the Preliminary Offering Memorandum, the Offering Memorandum or any supplement or amendment thereto. No order preventing the use of the Preliminary Offering Memorandum or the Offering Memorandum, or any amendment or supplement thereto, or any order asserting that any of the transactions contemplated by this Agreement are subject to the registration requirements of the Act, has been issued or, to the knowledge of Mergeco or the Issuers, has been threatened.

(ii) There are no securities of Mergeco or the Issuers that are listed on a national securities exchange registered under Section 6 of the Exchange Act or that are quoted in a United States automated interdealer quotation system of the same class within the meaning of Rule 144A as the Securities.

(iii) Immediately following the Share Exchange, all of the Company’s equity will be owned by Holdings. All of the issued and outstanding equity interests of the Company have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar right. Attached as Schedule II is a true and complete list of each entity in which the Company has a direct or indirect majority equity or voting interest (each a “Subsidiary” and, together, the “Subsidiaries”), their jurisdictions of organization, name of its equityholder(s) and percentage held by each equityholder. All of the issued and outstanding equity interests of each Subsidiary have been duly and validly authorized and issued, are fully paid and nonassessable, were not issued in violation of any preemptive or similar right and, except as set forth in the Offering Memorandum, are owned, directly or indirectly through Subsidiaries, by the Company free and clear of all liens (other than transfer restrictions imposed by the Act, the securities or Blue Sky laws of certain jurisdictions and security interests granted pursuant to the Indenture, and the Credit Documents). After giving effect to the Share Exchange, there are no outstanding options, warrants or other rights to acquire or purchase, or instruments convertible into or exchangeable for, any equity interests of the Company or any of the Subsidiaries. No holder of any securities of the Company or any of the Subsidiaries is entitled to have such securities (other than the Securities) registered under any registration statement contemplated by the Registration Rights Agreement.

(iv) Each of Mergeco, the Company and each Subsidiary (A) is a corporation, limited liability company, partnership or other entity duly organized and validly existing under the laws of the jurisdiction of its organization; (B) has all requisite corporate or other power and authority necessary to own its property and carry on its business as now being conducted and (C) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it or its ownership of property makes such qualification necessary, except where the failure to be so qualified and be in good standing, individually or in the aggregate, could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. A “Material Adverse Effect” means (x) a material adverse effect on the business, condition (financial or other), results of operations, performance, properties or prospects of the Company and the Subsidiaries, taken as a whole or (y) an adverse effect on the ability to consummate the Transactions on a timely basis.

(v) Each of the Issuers has all requisite corporate or other power and authority to execute, deliver and perform all of its obligations under the Note Documents to which it is a party and to consummate the transactions contemplated thereby, and, without limitation, Mergeco has all requisite corporate power and authority to issue, sell and deliver and perform its obligations under the Notes and, following the Merger, the Company will have all requisite corporate power and authority to perform its obligations under the Notes.

(vi) This Agreement has been duly and validly authorized by Mergeco and the Joinder Agreement has been duly and validly authorized by the Guarantors. This Agreement has been duly executed and delivered by Mergeco and, subject to Section 18 hereof, this Agreement and the Joinder Agreement will have been duly executed and delivered by each Issuer.

(vii) The Supplemental Indenture has been duly and validly authorized by the Guarantors and, when duly executed and delivered by the Guarantors (assuming the due authorization, execution and delivery thereof by the Trustee), the Indenture will be a legally binding and valid obligation of the Guarantors, enforceable against them in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity and the discretion of the court before which any proceeding therefor may be brought (the “Bankruptcy Exceptions”). The Indenture, when executed and delivered, will conform in all material respects to the description thereof in the Offering Memorandum.

(viii) The Original Notes have been duly and validly authorized for issuance and sale to the Initial Purchasers by Mergeco, and when issued, authenticated and delivered by Mergeco against payment therefor by the Initial Purchasers in accordance with the terms of this Agreement and the Indenture, the Original Notes will be legally binding and valid obligations of Mergeco (and, after giving effect to the Merger, the Company), entitled to the benefits of the Indenture and enforceable against Mergeco (and, after giving effect to the Merger, the Company) in accordance with its terms, except as the enforcement thereof may be limited by the Bankruptcy Exceptions. The Original Notes, when issued, authenticated and delivered, will conform in all material respects to the description thereof in the Offering Memorandum. The Exchange Notes have been, or on or before the Closing Date will be, duly and validly authorized for issuance by Mergeco, and when issued, authenticated and delivered by the Company in accordance with the terms of the Registration Rights Agreement, the Exchange Offer and the Indenture, the Exchange Notes, will be legally binding and valid obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by the Bankruptcy Exceptions.

(ix) The Guarantees have been duly and validly authorized by each of the Guarantors and, (A) when the Original Notes are issued, authenticated by the Trustee and delivered by Mergeco against payment by the Initial Purchasers in accordance with the terms of this Agreement and the Indenture, (B) the Merger has been consummated, and (C) the Supplemental Indenture has been duly executed and delivered, will be legally binding and valid obligations of the Guarantors, enforceable against each of them in accordance with their terms, except that enforceability thereof may be limited by the Bankruptcy Exceptions. The guarantees of the Exchange Notes have been duly and validly authorized by each of the Guarantors and, when the Exchange Notes are issued, authenticated by the Trustee and delivered in accordance with the terms of the Registration Rights Agreement, the Exchange Offer and the Indenture, will be legally binding and valid obligations of the Guarantors, enforceable against each of them in accordance with their terms, except that enforceability thereof may be limited by the Bankruptcy Exceptions.

(x) When the Joinder Agreement has been duly executed and delivered by the Issuers (assuming the due authorization, execution and delivery of the Registration Rights Agreement by the Initial Purchasers), the Registration Rights Agreement will constitute a valid and legally binding obligation of each such Issuer, enforceable against it in accordance with its terms, except that (A) the enforcement thereof may be limited by the Bankruptcy Exceptions and (B) any rights to indemnity or contribution thereunder may be limited by federal and state securities laws and public policy considerations. The Registration Rights Agreement, when executed and delivered, will conform in all material respects to the description thereof in the Offering Memorandum.

(xi) Each of the other Transaction Documents has been duly and validly authorized by Mergeco, the Company and any Subsidiary, if a party thereto, and as of the Closing date will have been duly executed and delivered by such person.

(xii) None of Mergeco, the Company or any Subsidiary is (A) in violation of its charter, bylaws or other constitutive documents, (B) in default (or, with notice or lapse of time or both, would be in default) in the performance or observance of any obligation, agreement, covenant or condition contained in any bond, debenture, note, indenture, mortgage, deed of trust, loan or credit agreement, lease, license, franchise agreement, authorization, permit, certificate or other agreement or instrument to which Mergeco, the Company or any Subsidiary is a party or by which any of them is bound or to which any of their assets or properties is subject (collectively, “Agreements and Instruments”), or (C) in violation of any law, statute, rule or regulation or any judgment, order or decree of any domestic or foreign court or other governmental or regulatory authority, agency or other body with jurisdiction over any of them or any of their assets or properties (“Governmental Authority”), except, in the case of clauses (B) and (C), for such defaults or violations as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(xiii) The execution, delivery and performance of the Transaction Documents and consummation of the Transactions does not and will not (i) violate the charter, bylaws or other constitutive documents of Mergeco, the Company or any Subsidiary, (ii) conflict with or constitute a breach of or a default under (or an event that with notice or the lapse of time, or both, would constitute a default), or require consent under, or result in a Repayment Event (as defined below), other than a Repayment Event that will be satisfied at the Closing Time as contemplated by the Offering Memorandum, or the creation or imposition of a lien, charge or encumbrance on any property or assets of the Company or any Subsidiary (other than as created pursuant to the Indenture and the Credit Documents) under any of the Agreements and Instruments or (iii) violate any law, statute, rule or regulation, including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System, or any judgment, order or decree of any Governmental Authority. Assuming the accuracy of the representations and warranties of the Initial Purchasers in Section 5(b) of this Agreement, no consent, approval, authorization or order of, or filing, registration, qualification, license or permit of or with, any Governmental Authority is required to be obtained or made by Mergeco, the Company or any Subsidiary for the execution, delivery and performance by Mergeco, the Company or any Subsidiary of the Transaction Documents and the consummation of the Transactions, except (A) such as have been or will be obtained or made on or prior to the Closing Date, (B) registration of the Exchange Offer or resale of the Notes under the Act pursuant to the Registration Rights Agreement, and qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), in connection with the issuance of the Exchange Notes, (C) such filings and recordings with Governmental Authorities as may be required to perfect liens under the Credit Documents and (D) Form D filings and Blue Sky filings made in connection with the issuances of securities contemplated by the Recapitalization Agreement . No consents or waivers from any other person or entity are required for the execution, delivery and performance of the Transaction Documents and the consummation of the Transactions, other than such consents and waivers as have been obtained or will be obtained prior to the Closing Date and will be in full force and effect. As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of a material amount of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by Mergeco, the Company or any Subsidiary.

(xiv) The public accountants whose report is included in the Offering Memorandum are independent within the meaning of the Act. The historical consolidated financial statements (including the notes thereto) included in the Offering Memorandum present fairly in all material respects the consolidated financial position, results of operations, cash flows and changes in stockholder’s equity of the Company at the respective dates and for the respective periods indicated. All such financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods presented (except as disclosed therein) and in compliance with Regulation S-X (“Regulation S-X”) under the Exchange Act, except that the interim financial statements do not include full footnote disclosure. The information set forth under the captions “Offering memorandum summary — Summary historical and pro forma consolidated financial data” and “Selected historical consolidated financial data” included in the Offering Memorandum have been derived from, or in the case of the pro forma financial information, prepared on a basis consistent with, that of the audited financial statements of the Company. The ratio of earnings to fixed charges has been calculated in compliance with Item 503(d) of Regulation S-K. Since the date as of which information is given in the Offering Memorandum, except as set forth or contemplated in the Offering Memorandum, (A) none of Mergeco, the Company or any Subsidiary has (1) incurred any liabilities or obligations, direct or contingent, that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (2) entered into any material transaction not in the ordinary course of business, (B) there has not been any event or development in respect of the business or condition (financial or other) of Mergeco, the Company or any Subsidiary that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (C) there has been no dividend or distribution of any kind declared, paid or made by the Company on any of its equity interests and (D) there has not been any change in the long-term debt of Mergeco, the Company or any Subsidiary.

(xv) The unaudited pro forma financial statements (including the notes thereto) contained in the Offering Memorandum (A) comply as to form in all material respects with the applicable requirements of Regulation S-X, (B) have been prepared in accordance with the Commission’s rules and guidelines with respect to pro forma financial statements and (C) have been properly computed on the bases described therein. The assumptions used in the preparation of the pro forma financial statements and the other pro forma financial information included in the Offering Memorandum are reasonable, and the adjustments used therein are appropriate to give effect to the transactions or circumstances referred to therein.

(xvi) The statistical and market-related data and forward-looking statements included in the Offering Memorandum are based on or derived from sources that the Issuers believe to be reliable and accurate in all material respects and represent their good faith estimates that are made on the basis of data derived from such sources. The Company has obtained the written consent to the use of such data from such sources to the extent required.

(xvii) As of the date hereof and as of the Closing Date, immediately prior to and immediately following the consummation of the Transactions, each Issuer is and will be Solvent. As used herein, “Solvent” shall mean, for any person on a particular date, that on such date (A) the salable fair value of the property of such person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such person, (B) the present fair salable value of the assets of such person is not less than the amount that will be required to pay the probable liability of such person on its debts as they become absolute and matured, (C) such person does not intend to, and does not believe that it will, incur debts and liabilities beyond such person’s ability to pay as such debts and liabilities mature, (D) such person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such person’s property would constitute an unreasonably small capital and (E) such person is able to pay its debts as they become due and payable.

(xviii) Except as set forth in the Offering Memorandum, there is (A) no action, suit or proceeding before or by any Governmental Authority or arbitrator, now pending or, to the knowledge of Mergeco or the Issuers, threatened against Mergeco, the Company or any Subsidiary or to which the business, assets or property of Mergeco, the Company or any Subsidiary is or may be subject, (B) no law, statute, rule or regulation that has been enacted, adopted or issued or, to the knowledge of Mergeco or the Issuers, that has been proposed by any Governmental Authority, (C) no judgment, decree or order of any Governmental Authority that, in any of clause (A), (B) or (C), could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(xix) Except as could not reasonably be expected to have a Material Adverse Effect, no labor disturbance by the employees of the Company or any Subsidiary exists or, to the knowledge of Mergeco or the Issuers, is imminent.

(xx) Except as disclosed in the Offering Memorandum or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (A) the Company and the Subsidiaries are in compliance with and not subject to any pending or threatened liability under applicable Environmental Laws (as defined below), (B) the Company and the Subsidiaries have made all filings and provided all notices required under any applicable Environmental Law, and have, and are in compliance with, all permits, licenses or other approvals required under any applicable Environmental Laws for their current operations and each of them is in full force and effect, (C) there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter or request for information pending or threatened against the Company or any Subsidiary under any Environmental Law, (D) no lien, charge, encumbrance or restriction has been recorded under any Environmental Law with respect to any assets, facility or property owned, operated, leased or controlled by the Company or any Subsidiary, (E) neither the Company nor any Subsidiary has received notice that it has been identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as

amended (“CERCLA”), or any comparable state law, (F) no property or facility of the Company or any Subsidiary is (y) listed or proposed for listing on the National Priorities List under CERCLA or (z) listed on the Comprehensive Environmental Response, Compensation and Liability Information System List promulgated pursuant to CERCLA, or on any comparable list maintained by any Governmental Authority and (G) the Company and the Subsidiaries maintain a system of internal environmental management controls sufficient to provide reasonable assurance of compliance in all material respects of their business, facilities, real property and operations with requirements of applicable Environmental Laws. No facts or circumstances exist and no event or condition is occurring or has occurred with respect to the Company or any Subsidiary relating to any Environmental Law, any release of any hazardous, toxic or dangerous substance or waste, any chemical, any solid waste, any other pollutant or contaminant, or the Company’s or any Subsidiary’s compliance with current requirements of Environmental Law, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

For purposes of this Agreement, “Environmental Laws” means the common law and all applicable federal, state, local and foreign laws, regulations, rules, ordinances, codes, orders, decrees, judgments, injunctions or any other legally enforceable requirement issued, promulgated, approved or entered thereunder, relating to pollution or protection of the environment, including, without limitation, laws relating to: (A) emissions, discharges, releases or threatened releases of hazardous materials into the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), (B) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport, arrangement for disposal or transport or handling of hazardous, toxic or dangerous substances or waste, any chemical, any solid waste, or any other pollutant or contaminant, and (C) underground and aboveground storage tanks and related piping, and emissions, discharges, releases or threatened releases therefrom.

(xxi) The Company and the Subsidiaries have (A) all licenses, certificates, permits, authorizations, approvals, franchises and other rights from, and has made all declarations and filings with, all applicable Governmental Authorities and all self-regulatory authorities (each, an “Authorization”) necessary to engage in the business conducted by it in the manner described in the Offering Memorandum, except where the failure to hold such Authorizations could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, and (B) no action, suit, proceeding is pending or, to the knowledge of Mergeco or the Issuers, threatened before or by any Governmental Authority to limit, suspend or revoke any such Authorization, except where such limitation, suspension or revocation could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All such Authorizations are valid and in full force and effect, and the Company and the Subsidiaries are in compliance in all material respects with the terms and conditions of all such Authorizations and with the rules and regulations of the authorities having jurisdiction with respect to such Authorizations, except for any invalidity, failure to be in full force and effect or noncompliance with any Authorization that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(xxii) The Company and the Subsidiaries have good, valid and marketable title in fee simple to all items of owned real property, and valid title to all personal property owned by each of them in each case free and clear of any pledge, lien, encumbrance, security interest or other defect or claim of any third party, except (A) such as do not materially and adversely affect the value of such property and do not materially interfere with the use made or proposed to be made of such property by the Company or such Subsidiary, (B) liens described in the Offering Memorandum, (C) as created pursuant to the Indenture and the Credit Documents and (D) liens permitted by the Indenture and Credit Documents. Any real property, personal property and buildings held under lease by the Company or any such Subsidiary are held under valid, subsisting and enforceable leases, with such exceptions as do not materially interfere with the use made or proposed to be made of such property and any related buildings by the Company or such Subsidiary.

(xxiii) The Company and each Subsidiary owns, possesses or has the right to employ all patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names (collectively, the “Intellectual Property”) necessary to conduct the businesses operated by it as described in the Offering Memorandum, except where the failure to own, possess or have the right to employ such Intellectual Property, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any notice of infringement of or conflict with (and neither knows of any such infringement or a conflict with) asserted rights of others with respect to any of the foregoing, except as otherwise described in the Offering Memorandum and would not reasonably be expected to have a Material Adverse Effect. The use of the Intellectual Property in connection with the business and operations of the Company and the Subsidiaries does not infringe on the rights of any person, except as otherwise described in the Offering Memorandum and except for such infringement as would not reasonably be expected to have a Material Adverse Effect.

(xxiv) All tax returns required to be filed by the Company or any Subsidiary have been filed in all jurisdictions where such returns are required to be filed; and all taxes, including withholding taxes, value added and franchise taxes, penalties and interest, assessments, fees and other charges due or claimed to be due from such entities or that are due and payable have been paid, other than those being contested in good faith and for which reserves have been provided to the extent required by and in accordance with GAAP or those currently payable without penalty or interest and except where the failure to make such required filings or payments would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(xxv) Except where such liability would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, neither the Company nor any Subsidiary has any liability for any prohibited transaction or accumulated funding deficiency (within the meaning of Section 412 of the Internal Revenue Code) or any complete or partial withdrawal liability with respect to any pension, profit sharing or other plan which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), to which the Company or any Subsidiary makes or ever has made a contribution and in which any employee of the Company or any Subsidiary is or has ever been a participant. With respect to such plans, the Company and each Subsidiary is in compliance in all material respects with all applicable provisions of ERISA.

(xxvi) None of Mergeco, the Issuers nor any Subsidiary is, or after giving effect to the Transactions will be, required to be registered as an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(xxvii) The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of their financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for their assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company’s auditors and the audit committee of the board of directors of the Company have been advised of: (A) any known significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data; and (B) any known fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal controls; and since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses. The Company has provided or made available to the Initial Purchasers or their counsel true and complete copies of all extant minutes or draft minutes of meetings, or resolutions adopted by written consent, of the board of directors of the Company and each committee of such board in the past two years, and all agendas for each such meeting for which minutes or draft minutes do not exist.

(xxviii) None of Mergeco, the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D under the Act) has, directly or through any person acting on its or their behalf (other than any Initial Purchaser, as to which no representation is made), (A) taken, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of any security of any Issuer to facilitate the sale or resale of the Securities, (B) sold, bid for, purchased or paid any person any compensation for soliciting purchases of the Securities in a manner that would require registration of the Securities under the Act or paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of any Issuer in a manner that would require registration of the Securities under the Act, (C) sold, offered for sale, contracted to sell, pledged, solicited offers to buy or otherwise disposed of or negotiated in respect of any security (as defined in the Act) that is currently or will be integrated with the sale of the Securities in a manner that would require the registration of the Securities under the Act or (D) engaged in any directed selling effort (as defined by Regulation S) with respect to the Securities, and each of them has complied with the offering restrictions requirement of Regulation S.

(xxix) No form of general solicitation or general advertising (prohibited by the Act in connection with offers or sales such as the Exempt Resales) was used by Mergeco, the Company or any person acting on their behalf (other than any Initial Purchaser, as to which no representation is made) in connection with the offer and sale of any of the Securities or in connection with Exempt Resales, including, but not limited to, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio or the Internet, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising within the meaning of Regulation D under the Act. Neither Mergeco, the Company nor any of its affiliates has entered into, or will enter into, any contractual arrangement with respect to the distribution of the Securities except for this Agreement.

(xxx) Except as described in the section entitled “Plan of distribution” in the Offering Memorandum, there are no contracts, agreements or understandings between the Company or any Subsidiary and any other person other than the Initial Purchasers pursuant to this Agreement that would give rise to a valid claim against the Company, any Subsidiary or any of the Initial Purchasers for a brokerage commission, finder’s fee or like payment in connection with the issuance, purchase and sale of the Securities.

(xxxi) Mergeco is a corporation newly formed for the purpose of effecting the Transactions and has no assets or liabilities, other than as contemplated by the Transaction Documents.

Each certificate signed by any officer of Mergeco or any Issuer and delivered to the Initial Purchasers or counsel for the Initial Purchasers pursuant to, or in connection with, this Agreement shall be deemed to be a representation and warranty by Mergeco and the Issuers to the Initial Purchasers as to the matters covered by such certificate.

Mergeco and the Company acknowledge that the Initial Purchasers and, for purposes of the opinions to be delivered to the Initial Purchasers pursuant to Section 8 of this Agreement, counsel to Mergeco and the Company and counsel to the Initial Purchasers will rely upon the accuracy and truth of the foregoing representations and Mergeco and the Company hereby consent to such reliance.

(b) Each Initial Purchaser represents that it is a QIB and acknowledges that it is purchasing the Securities pursuant to a private sale exemption from registration under the Act, and that the Securities have not been registered under the Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from the registration requirements of the Act. Each Initial Purchaser, severally and not jointly, represents, warrants and covenants to Mergeco and the Issuers that:

(i) Neither it, nor any person acting on its behalf, has or will solicit offers for, or offer or sell, the Securities by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Act, and it has and will solicit offers for the Securities only from, and will offer and sell the Securities only to, (1) persons whom such Initial Purchaser reasonably believes to be QIBs or, if any such person is buying for one or more institutional accounts for which such person is acting as fiduciary or agent, only when such person has represented to such Initial Purchaser that each such account is a QIB to whom notice has been given that such sale or delivery is being made in reliance on Rule 144A, and, in each case, in reliance on the exemption from the registration requirements of the Act pursuant to Rule 144A, or (2) persons other than U.S. persons outside the United States in reliance on, and in compliance with, the exemption from the registration requirements of the Act provided by Regulation S.

(ii) With respect to offers and sales outside the United States, such Initial Purchaser has offered the Securities and will offer and sell the Securities (1) as part of its distribution at any time and (2) otherwise until 40 days after the later of the commencement of the offering of the Securities and the Closing Date, only in accordance with Rule 903 of Regulation S or another exemption from the registration requirements of the Act. Accordingly, neither such Initial Purchasers nor any person acting on their behalf has engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities, and any such persons have complied and will comply with the offering restrictions requirements of Regulation S. Terms used in this Section 5(b)(ii) have the meanings given to them by Regulation S.

Each Initial Purchaser severally agrees that, at or prior to confirmation of a sale of Securities pursuant to Regulation S it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Securities from it or through it during the restricted period a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold within the United States or to or for the account or benefit of, U.S. persons (i) as part of their distribution at any time and (ii) otherwise until forty days after the later of the date upon which the offering of the Securities commenced and the date of closing, except in either case in accordance with Regulation S or Rule 144A under the Securities Act. Terms used above have the meaning given to them by Regulation S.”

The Initial Purchasers understand that Mergeco and the Issuers and, for purposes of the opinions to be delivered to them pursuant to Section 8 hereof, counsel to Mergeco and the Issuers and counsel to the Initial Purchasers will rely upon the accuracy and truth of the foregoing representations, and each Initial Purchaser hereby consents to such reliance.

6. Indemnification. (a) The Issuers and Mergeco, jointly and severally, agree to indemnify and hold harmless the Initial Purchasers, each person, if any, who controls any Initial Purchaser within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, the affiliates, agents, employees, officers and directors of any Initial Purchaser and the agents, employees, officers and directors of any such affiliate or controlling person from and against any and all losses, liabilities, claims, damages and expenses whatsoever (including, but not limited, to reasonable attorneys’ fees and any and all reasonable expenses whatsoever incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all reasonable amounts paid in settlement of any claim or litigation) (collectively, “Losses”) to which they or any of them may become subject under the Act, the Exchange Act or otherwise insofar as such Losses (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Offering Memorandum or the Offering Memorandum, or in any supplement thereto or amendment thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, Mergeco or the Issuers will not be liable in any such case to the extent, but only to the extent, that any such Loss arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission relating to an Initial Purchaser made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Initial Purchaser through the Representative expressly for use therein.

(b) Each Initial Purchaser, severally and not jointly, agrees to indemnify and hold harmless the Issuers and Mergeco, and each person, if any, who controls any of the Issuers or Mergeco within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, the affiliates, agents, employees, officers and directors of the Issuers and Mergeco and the agents, employees, officers and directors of any such affiliate or controlling person from and against any and all Losses to which they or any of them may become subject under the Act, the Exchange Act or otherwise insofar as such Losses (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Offering Memorandum or the Offering Memorandum, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that any such Loss arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission relating to such Initial Purchaser made therein in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of such Initial Purchaser through the Representative expressly for use therein. The Issuers, Mergeco and the Initial Purchasers acknowledge that the information described in Section 9 is the only information furnished in writing by the Initial Purchasers to the Company expressly for use in the Preliminary Offering Memorandum or the Offering Memorandum.

(c) Promptly after receipt by an indemnified party under subsection 6(a) or 6(b) above of notice of the commencement of any action, suit or proceeding (collectively, an “action”), such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify each party against whom indemnification is to be sought in writing of the commencement of such action (but the failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability that it may have under this Section 6 except to the extent that it has been prejudiced in any material respect by such failure). In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement of such action, the indemnifying party will be entitled to participate in such action, and to the extent it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense of such action with counsel satisfactory to such indemnified party. Notwithstanding the foregoing, the indemnified party or parties shall have the right to employ its or their own counsel in any such action, but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party or parties unless

(i) the employment of such counsel shall have been authorized in writing by the indemnifying parties in connection with the defense of such action, (ii) the indemnifying parties shall not have employed counsel to take charge of the defense of such action within a reasonable time after notice of commencement of the action, or (iii) the named parties to such action (including any impleaded parties) include such indemnified party and the indemnifying parties (or such indemnifying parties have assumed the defense of such action), and such indemnified party or parties shall have reasonably concluded that there may be defenses available to it or them that are different from or additional to those available to one or all of the indemnifying parties such that representation by the same counsel would be inappropriate (in which case the indemnifying parties shall not have the right to direct the defense of such action on behalf of the indemnified party or parties), in any of which events such reasonable fees and expenses of counsel shall be borne by the indemnifying parties. In no event shall the indemnifying parties be liable for the fees and expenses of more than one counsel (together with appropriate local counsel) at any time for all indemnified parties in connection with any one action or separate but substantially similar or related actions arising in the same jurisdiction out of the same general allegations or circumstances. An indemnifying party shall not be liable for any settlement of any claim or action effected without its written consent, which consent may not be unreasonably withheld. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by paragraph (a) or (b) of this Section 6, then the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement and (iii) such indemnified party shall have given the indemnifying party at least 45 days’ prior notice of its intention to settle. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement (x) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and (y) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) The remedies provided for in this Section 6 are not exclusive and shall not limit rights or remedies which may otherwise be available to any indemnified party at law or in equity.

7. Contribution. In order to provide for contribution in circumstances in which the indemnification provided for in Section 6 of this Agreement is for any reason held to be unavailable from the indemnifying party, or is insufficient to hold harmless a party indemnified under Section 6 of this Agreement, each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such aggregate Losses (i) in such proportion as is appropriate to reflect the relative benefits received by Mergeco and the Issuers, on the one hand, and the Initial Purchasers, on the other hand, from the offering of the Securities or (ii) if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to above but also the relative fault of Mergeco and the Issuers, on the one hand, and the Initial Purchasers, on the other hand, in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. The relative benefits received by Mergeco and the Issuers, on the one hand, and the Initial Purchasers, on the other hand, shall be deemed to be in the same proportion as (x) the total proceeds from the offering of Securities (net of discounts and commissions but before deducting expenses) received by Mergeco and the Issuers are to (y) the total discount and commissions received by the Initial Purchasers. The relative fault of Mergeco and the Issuers, on the one hand, and the Initial Purchasers, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Mergeco or an Issuer or the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission or alleged statement or omission.

The Issuers, Mergeco and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to above. Notwithstanding the provisions of this Section 7, (i) in no case shall any Initial Purchaser be required to contribute any amount in excess of the amount by which the total discount and commissions applicable to the Securities purchased by such Initial Purchaser pursuant to this Agreement exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of any untrue or alleged untrue statement or omission or alleged omission and (ii) no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 7, each person, if any, who controls any Initial Purchaser within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act shall have the same rights to contribution as the Initial Purchasers, and each person, if any, who controls Mergeco or an Issuer within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act and Mergeco and each director, officer, employee and agent of Mergeco or an Issuer shall have the same rights to contribution as Mergeco and the Issuers. Any party entitled to contribution will, promptly after receipt of notice of commencement of any action against such party in respect of which a claim for contribution may be made against another party or parties under this Section 7, notify such party or parties from whom contribution may be sought, but the omission to so notify such party or parties shall not relieve the party or parties from whom contribution may be sought from any obligation it or they may have under this Section 7 or otherwise, except to the extent that it has been prejudiced in any material respect by such failure; provided, however, that no additional notice shall be required with respect to any action for which notice has been given under Section 6 for purposes of indemnification. Anything in this section to the contrary notwithstanding, no party shall be liable for contribution with respect to any action or claim settled without its written consent; provided, however, that such written consent was not unreasonably withheld.

8. Conditions of Initial Purchasers’ Obligations. The obligations of the Initial Purchasers to purchase and pay for the Securities, as provided for in this Agreement, shall be subject to satisfaction of the following conditions prior to or concurrently with such purchase:

(a) All of the representations and warranties of Mergeco shall be true and correct on the date of this Agreement and on the Closing Date and all of the representations and warranties of the Issuers contained in this Agreement shall be true and correct on the Closing Date as if made on the Closing Date. The Issuers and Mergeco shall have performed or complied with all of the agreements and covenants contained in this Agreement and required to be performed or complied with by them at or prior to the Closing Date. The Initial Purchasers shall have received a certificate, dated the Closing Date, signed by the chief executive officer and chief financial officer of the Company, certifying as to the foregoing and to the effect in Section 8(c).

(b) The Offering Memorandum shall have been printed and copies distributed to the Initial Purchasers on the Business Day following the date of this Agreement or at such later date as the Initial Purchasers may determine. No stop order suspending the qualification or exemption from qualification of the Securities in any jurisdiction shall have been issued and no proceeding for that purpose shall have been commenced or shall be pending or threatened.

(c) Since the execution of this Agreement, there shall not have been any decrease in the rating of any debt or preferred stock of the Company or any Subsidiary by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g) under the Act), or any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

(d) The Initial Purchasers shall have received on the Closing Date (i) opinions dated the Closing Date, addressed to the Initial Purchasers, of (A) Debevoise & Plimpton LLP, special counsel to the Company, in the form set forth on Exhibit C-1, (B) Kirkland & Ellis LLP, special counsel to the Company, substantially in the form set forth on Exhibit C-2, (C) Covington & Burling, special U.S. regulatory counsel to the Company, substantially in the form set forth on Exhibit C-3, (D) Deeth Williams Wall LLP, special Canadian regulatory counsel to the Company, substantially in the form set forth on Exhibit C-4, and (E)Margaret Benson, Senior Company Counsel of the Company, substantially in the form set forth on Exhibit C-5, and (ii) copies of any opinions delivered in connection with any of the other Transactions together with reliance letters relating to such opinions in form and substance satisfactory to the Representative and counsel to the Initial Purchasers.

(e) The Initial Purchasers shall have received on the Closing Date an opinion dated the Closing Date of Cahill Gordon & Reindel LLP, counsel to the Initial Purchasers, in form and substance satisfactory to the Representative. Such counsel shall have been furnished with such certificates and documents as they may reasonably request to enable them to review or pass upon the matters referred to in this Section 8 and in order to evidence the accuracy, completeness or satisfaction in all material respects of any of the representations, warranties or conditions contained in this Agreement.

(f) On the date hereof, the Initial Purchasers shall have received a “comfort letter” from the independent public accountants for the Company, dated the date of this Agreement, addressed to the Initial Purchasers and in form and substance satisfactory to the Representative and counsel to the Initial Purchasers (it being understood that if the Offering Memorandum is not printed on the date hereof, such comfort letter shall, on the date hereof, contain excerpts from the Preliminary Offering Memorandum indicating the procedures performed by such independent public accountants on the financial data included in the Preliminary Offering Memorandum and that, within twenty-four hours after the Offering

Memorandum becomes available in final form (electronically or otherwise), the Initial Purchasers shall receive replacement excerpts from the Offering Memorandum indicating the procedures performed by such independent public accountants on the financial data included therein in form and substance satisfactory to the Representative and counsel to the Initial Purchasers). In addition, the Initial Purchasers shall have received a “bring-down comfort letter” from the independent public accountants for the Company, dated as of the Closing Date, addressed to the Initial Purchasers and in form and substance satisfactory to the Representative and counsel to the Initial Purchasers.

(g) Mergeco and the Trustee shall have executed and delivered the Indenture and the Initial Purchasers shall have received copies thereof. Mergeco shall have executed and delivered the Registration Rights Agreement and the Initial Purchasers shall have received executed counterparts thereof.

(h) The Initial Purchasers shall have been furnished with wiring instructions for the application of the proceeds of the Securities in accordance with this Agreement and such other information as they may reasonably request.

(i) The Securities shall be eligible for trading in Portal upon issuance. All agreements set forth in the blanket representation letter of the Company to DTC relating to the approval of the Notes by DTC for “book-entry” transfer shall have been complied with.

(j) Immediately prior to the funding of the purchase price for the Notes by the Initial Purchasers, all conditions precedent under the Recapitalization Documents, without any material amendment thereof or waiver thereto, to the consummation of the Merger shall have been, or shall concurrently with such funding be, satisfied, and the parties the Recapitalization Agreement shall be prepared to consummate the transactions contemplated by the Recapitalization Agreement immediately after the receipt by Mergeco of the purchase price for the Notes.

If any of the conditions specified in this Section 8 shall not have been fulfilled when and as required by this Agreement to be fulfilled (or waived by the Initial Purchasers), this Agreement may be terminated by the Initial Purchasers on notice to the Company at any time at or prior to the Closing Date, and such termination shall be without liability of any party to any other party.

The documents required to be delivered by this Section 8 will be delivered at the office of counsel for the Initial Purchasers on the Closing Date.

9. Initial Purchasers Information. Mergeco, the Issuers and the Initial Purchasers severally acknowledge that the statements set forth in the first sentence of the fourth paragraph, the first sentence of the sixth paragraph, the seventh paragraph and the eighth paragraph under “Plan of distribution” in the Preliminary Offering Memorandum and the Offering Memorandum constitute the only information furnished in writing by or behalf of any Initial Purchaser expressly for use in the Preliminary Offering Memorandum or the Offering Memorandum.

10. Survival of Representations and Agreements. All representations and warranties, covenants and agreements contained in this Agreement, including the agreements contained in Sections 4(f) and 11(d), the indemnity agreements contained in Section 6 and the contribution agreements contained in Section 7, shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Initial Purchasers or any controlling person thereof or by or on behalf of Mergeco and the Issuers or any controlling person thereof, and shall survive delivery of and payment for the Original Notes to and by the Initial Purchasers. The agreements contained in Sections 4(f), 6, 7, 9 and 11(d) shall survive the termination of this Agreement, including pursuant to Section 11.

11. Effective Date of Agreement; Termination. (a) This Agreement shall become effective upon execution and delivery of a counterpart hereof by each of the parties hereto.

(b) The Initial Purchasers shall have the right to terminate this Agreement at any time prior to the Closing Date by notice to the Company from the Initial Purchasers, without liability (other than with respect to Sections 6 and 7) on the Initial Purchasers’ part to the Company or any affiliate thereof if, on or prior to such date, (i) the Company shall have failed, refused or been unable to perform any agreement on its part to be performed under this Agreement when and as required; (ii) any other condition to the obligations of the Initial Purchasers under this Agreement to be fulfilled by Mergeco or the Issuers pursuant to Section 8 is not fulfilled when and as required in any material respect; (iii) trading in securities generally on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market shall have been suspended or materially limited, or minimum prices shall have been established thereon by the Commission, or by such exchange or other regulatory body or governmental authority having jurisdiction; (iv) a general moratorium shall have been declared by either Federal or New York or California State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States shall have occurred; (v) there is an outbreak or escalation of hostilities or national or international calamity in any case involving the United States, on or after the date of this Agreement, or if there has been a declaration by the United States of a national emergency or war or other national or international calamity or crisis (economic, political, financial or otherwise) which affects the U.S. and international markets, making it, in the Representative’s judgment, impracticable to proceed with the offering or delivery of the Securities on the terms and in the manner contemplated in the Offering Memorandum; or (vi) there shall have been such a material adverse change in general economic, political or financial conditions or the effect (or potential effect if the financial markets in the United States have not yet opened) of international conditions on the financial markets in the United States shall be such as, in the Representative’s judgment, to make it inadvisable or impracticable to proceed with the offering or delivery of the Securities on the terms and in the manner contemplated in the Offering Memorandum.

(c) Any notice of termination pursuant to this Section 11 shall be given at the address specified in Section 12 below by telephone or facsimile, confirmed in writing by letter.

(d) If the sale of the Securities provided for in this Agreement is not consummated because of any refusal, inability or failure on the part of the Issuers to satisfy any condition to the obligations of the Initial Purchasers set forth in this Agreement to be satisfied or because of any refusal, inability or failure on the part of Mergeco or the Issuers to perform any agreement in this Agreement or comply with any provision of this Agreement, Mergeco and the

Issuers, jointly and severally, will reimburse the Initial Purchasers for all of their reasonable out-of-pocket expenses (including, without limitation, the fees and expenses of the Initial Purchasers’ counsel) incurred in connection with this Agreement and the transactions contemplated hereby.

12. Notice. All communications with respect to or under this Agreement, except as may be otherwise specifically provided in this Agreement, shall be in writing and, if sent to the Initial Purchasers, shall be mailed, delivered or telecopied and confirmed in writing to c/o UBS Securities LLC, 677 Washington Blvd., Stamford, CT 06901 (fax number: 203-719-1075), Attention: High Yield Syndicate Department, with a copy for information purposes only to (i) UBS Securities LLC, 677 Washington Blvd., Stamford, CT 06901 (fax number: 203-719-0680), Attention: Legal and Compliance Department, and (ii) Cahill Gordon & Reindel LLP, 80 Pine Street, New York, NY 10005 (fax number: 212-269-5420), Attention: Michael E. Michetti, Esq. and John A. Tripodoro, Esq.; and if sent to the Issuers, shall be mailed, delivered or telecopied and confirmed in writing to (i) Leiner Health Products, 901 East 233rd Street, Carson, CA 90745 (fax number: 310-952-7760), Attention: Chief Finance Officer and Senior Company Counsel and (ii) Golden Gate Capital, One Embarcadero Center, 33rd Floor, San Francisco, CA 94111 (fax number: 415-627-4501), Attention: Prescott Ashe, (iii) North Castle Partners, 183 East Putnam Avenue, Greenwich, CT 06830 (fax number: 203-862-3270), Attention: Peter Shabecoff, (iv) Kirkland & Ellis LLP, 200 E. Randolph Dr., Chicago, IL 60601 (fax number: 312-861-2200), Attention: Dennis M. Myers, P.C., and (v) Debevoise and Plimpton LLP, 919 Third Avenue, New York NY (fax number: 212-909-6836), Attention: Marc Kushner, Esq.

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged by telecopier machine, if telecopied; and one business day after being timely delivered to a next-day air courier.

13. Parties. This Agreement shall inure solely to the benefit of, and shall be binding upon, the Initial Purchasers, Mergeco, the Issuers and the other indemnified parties referred to in Sections 6 and 7, and their respective successors and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Agreement or any provision herein contained. The term “successors and assigns” shall not include a purchaser, in its capacity as such, of Notes from the Initial Purchasers.

14. Construction. This Agreement shall be construed in accordance with the internal laws of the State of New York (without giving effect to any provisions thereof relating to conflicts of law).

15. Submission to Jurisdiction; Waiver of Jury Trial. No proceeding related to this Agreement or the transactions contemplated hereby may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have jurisdiction over the adjudication of such matters, and Mergeco and the Issuers hereby consent to the jurisdiction of such courts and personal service with respect thereto. Mergeco and the Issuers hereby waive all right to trial by jury in any proceeding (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement. Mergeco and the Issuers agree that a final judgment in any such proceeding brought in any such court shall be conclusive and binding upon Mergeco and the Issuers and may be enforced in any other courts in the jurisdiction of which Mergeco and the Issuers are or may be subject, by suit upon such judgment.

16. Captions. The captions included in this Agreement are included solely for convenience of reference and are not to be considered a part of this Agreement.

17. Counterparts. This Agreement may be executed in various counterparts that together shall constitute one and the same instrument.

18. The Company and the Guarantors. On the Closing Date, effective upon effectiveness of the Merger, the Company (i) as the survivor of the Merger, will by operation of law assume the obligations of Mergeco pursuant to this Agreement, the Indenture, the Notes and the Registration Rights Agreement, (ii) will also expressly assume Mergeco’s obligations under this Agreement and the Registration Rights Agreement by executing the Joinder Agreement, (iii) will also expressly assume Mergeco’s obligations under the Indenture and the Notes by executing the Supplemental Indenture, (iv) will cause the Guarantors to become Guarantors and execute Guarantees and (v) will cause the Guarantors to become party to this Agreement and the Registration Rights Agreement by executing a Joinder Agreement. In the event of a breach of this Section 18, each of Mergeco, the Company and the Guarantors agree that monetary damages would not be adequate compensation for any loss or damage incurred by such breach and hereby further agrees that, in the event of an action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

[Signature Page Follows]

If the foregoing Purchase Agreement correctly sets forth the understanding among Mergeco, the Issuers and the Initial Purchasers, please so indicate in the space provided below for the purpose, whereupon this letter and your acceptance shall constitute a binding agreement among Mergeco, the Issuers and the Initial Purchasers.

LEINER MERGER CORPORATION

By:		/s/ Peter J. Shabecoff
	Name:	Peter J. Shabecoff
	Title:	President

Confirmed and accepted as of the date first above written:

UBS SECURITIES LLC

CREDIT SUISSE FIRST BOSTON LLC

MORGAN STANLEY & CO. INCORPORATED

By:	UBS SECURITIES LLC as Representative of the several Initial Purchasers

By:	/s/ Tami Kidd
Name: Tami Kidd
Title: Director

By:	/s/ John H. Kim
Name: John H. Kim
Title: Associate Director

Schedule I

Initial Purchaser	Principal Amount of Notes to Be Purchased
UBS Securities LLC	$60,000,000
Credit Suisse First Boston LLC	45,000,000
Morgan Stanley & Co. Incorporated	45,000,000

Total	$150,000,000

Schedule II

Subsidiary	Jurisdiction of Organization	Equity Holder and % Held by Each
Leiner Health Services Corp.	Delaware	100%
Leiner Health Products FSC Inc.	Barbados	100%
Leiner Health Products, LLC	Delaware	100%
WH Vita Holdings Inc.	Federal jurisdiction (Canada)	100%
Vita Health Products Inc.	Federal jurisdiction (Canada)	100%
Westcan Pharmaceuticals Ltd.	Federal jurisdiction (Canada)	100%
62119 Canada Inc.	Federal jurisdiction (Canada)	100%